EXHIBIT 10.1

GOLDMAN, SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL: 212 902 1000

Opening Transaction

To:	Jones Apparel Group, Inc. 1411 Broadway New York, New York 10018
A/C:	028714756
From:	Goldman, Sachs & Co.
Re:	Collared Accelerated Stock Buyback
Ref. No:	As provided in the Supplemental Confirmation
Date:	September 6, 2007

        This master confirmation (this "Master Confirmation"), dated as of September 6, 2007 is intended to set forth certain terms and provisions of certain Transactions (each, a "Transaction") entered into from time to time between Goldman, Sachs & Co. ("GS&Co.") and Jones Apparel Group, Inc. ("Counterparty"). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a "Supplemental Confirmation"), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a "Trade Notification"), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a "Confirmation" as referred to in the Agreement specified below.

        The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

        This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the "Agreement") as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars ("USD") as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the replacement of the word "third" in the last line of Section 5(a)(i) with the word "first".

        The Transactions shall be the sole Transactions under the Agreement and shall not be "Specified Transactions" (or similarly treated) under any other agreement between the parties or their Affiliates. If there exists any ISDA Master Agreement between GS&Co. and Counterparty or any confirmation or other agreement between GS&Co. and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between GS&Co. and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which GS&Co. and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement and any

Event of Default or Termination Event or Early Termination of any Transaction or the Agreement shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement.

        All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein or in the related Supplemental Confirmation.

        If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1.         Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and Trade Notification relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:	Counterparty
Seller:	GS&Co.
Shares:	Common stock, par value $0.01 per share, of Counterparty (Ticker: JNY)
Exchange:	New York Stock Exchange
Related Exchange(s):	All Exchanges.
Prepayment\Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:	The date one Settlement Cycle immediately following the Trade Date (or, if such day is not both a Currency Business Day and an Exchange Business Day, the next following day that is both a Currency Business Day and an Exchange Business Day).

Valuation:

Hedge Period:	The period from and including the first Exchange Business Day following the Trade Date to and including the Hedge Completion Date.
Hedge Completion Date:	For each Transaction, as set forth in the related Trade Notification, to be the Exchange Business Day on which GS&Co. finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by GS&Co. in its sole discretion, but in no event later than the Hedge Period End Date.
Hedge Period End Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedge Period Reference Price:	For each Transaction, as set forth in the related Trade Notification, to be the average of the VWAP Prices for the Exchange Business Days in the Hedge Period, subject to "Valuation Disruption" below.
VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the New York 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page "JNY.N <Equity> AQR_SEC" (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason, as reasonably determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such trades, "Rule 10b-18 eligible transactions").
Forward Price:	The average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to "Valuation Disruption" below.
Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.
Calculation Period Start Date:	The first Exchange Business Day immediately following the Hedge Completion Date.
Termination Date:	The Scheduled Termination Date; provided that GS&Co. shall have the right to designate any Exchange Business Day (which shall not be after the Scheduled Termination Date) on or after the First Acceleration Date to be the Termination Date (the "Accelerated Termination Date") by delivering notice to Counterparty of such designation prior to 11:59 p.m. New York City time on such Exchange Business Day.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in "Valuation Disruption" below.
First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:	The definition of "Market Disruption Event" in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words "at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be" and inserting the words "at any time on any Scheduled Trading Day during the Hedge Period, Calculation Period or Settlement Valuation Period" after the word "material," in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term "Scheduled Closing Time" in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Hedge Period or the Calculation Period, the Calculation Agent may postpone either or both of the Hedge Period End Date or the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period, in each case for a corresponding day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Settlement Terms:

Physical Settlement:	Applicable; provided that GS&Co. does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by GS&Co. to Counterparty under any Transaction.
Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount; provided that the Number of Shares to be Delivered shall not be less than the Minimum Shares and not greater than the Maximum Shares. The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Initial Share Delivery and the Minimum Share Delivery described below.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:	USD
Settlement Currency:	The date that is one Settlement Cycle immediately following the Termination Date.
Initial Share Delivery:	GS&Co. shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a "Settlement Date" for purposes of such Section 9.4.
Initial Share Delivery Date:	The Prepayment Date
Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Minimum Share Delivery:	GS&Co. shall deliver a number of Shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a "Settlement Date" for purposes of such Section 9.4.
Minimum Share Delivery Date:	The date one Settlement Cycle immediately following the Hedge Completion Date.
Minimum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Maximum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Termination Date for any Transaction is postponed pursuant to "Valuation Disruption" above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to GS&Co. prior to such postponement.

Extraordinary Dividend:	For any calendar quarter occurring (in whole or in part) during the period from and including the first day of the Hedge Period to and including the Termination Date, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a "Dividend") the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.
Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:
(a)	Share-for-Share:	Modified Calculation Agent Adjustment
(b)	Share-for-Other:	Cancellation and Payment
(c)	Share-for-Combined:	Component Adjustment
Tender Offer:		Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing "that" in the fifth line thereof with "whether or not such announcement" and (z) by adding immediately after the words "Tender Offer" in the fifth line thereof ", and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)" and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words "Tender Offer Date" by "Announcement Date."
Consequences of Tender Offers:
(a)	Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS&Co.
(b)	Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS&Co.
(c)	Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS&Co.
Nationalization, Insolvency or Delisting:		Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a)	Change in Law:	Applicable
(b)	Failure to Deliver:	Not Applicable
(c)	Insolvency Filing:	Applicable
(d)	Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words "at a rate equal to or less than the Maximum Stock

Loan Rate" and replacing them with "at a rate of return equal to or greater than zero".
Hedging Party:	GS&Co.
Determining Party:	GS&Co.
Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Hedge Period or the Calculation Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable
Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.
GS&Co. Payment Instructions:	Chase Manhattan Bank New York For A/C Goldman, Sachs & Co. A/C #930-1-011483 ABA: 021-000021
Counterparty's Contact Details for Purpose of Giving Notice:	To be provided by Counterparty
GS&Co.'s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 357-0428
Facsimile No.: (212) 902-3000

2. Calculation Agent.	GS&Co.

3.    Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

                (a) Eligible Contract Participant. It is an "eligible contract participant", as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

                (b) Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an "accredited investor" as that term is defined under Regulation D under the Securities Act, (iii) it is purchasing Shares in the Transaction not with a view to distribute and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.     Additional Representations, Warranties and Covenants. (I) In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to GS&Co. that:

                (a) The purchase of Shares by Counterparty from GS&Co. pursuant to each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                (b) It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in connection with or to facilitate a distribution of its securities or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in either case for the purpose of inducing the purchase or sale of the Shares by others.

                (c) Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

                (d) Without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither GS&Co. nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19, 01-6 or EITF 03-6 (or any successor issue statements) or under the Financial Accounting Standards Board's Liabilities & Equity Project.

                (e) As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is not, and will not be, as the case may be, aware of any material nonpublic information regarding Counterparty or the Shares.

                (f) Counterparty shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable.

                (g) The Shares are not, and Counterparty will not cause the Shares to be, subject to a "restricted period" (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to GS&Co. of such restricted period not later than 7:00 a.m. on the first Scheduled Trading Day of such "restricted period"; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its actions in respect of such restricted period must comply with the standards set forth in Section 6 below; "Regulation M Period" means, for any Transaction, the period commencing on the first day of the Hedge Period for such Transaction and ending on the last day of the Relevant Period (as defined below) for such Transaction, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day. "Relevant Period" means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to "Special Provisions for Acquisition Transaction Announcements" below).

                (h) As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not "insolvent" (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code")) and Counterparty would be able to purchase a number of Shares equal to the Maximum Shares in compliance with the laws of the jurisdiction of Counterparty's incorporation.

                (i) Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                (j) [intentionally omitted]

                (k) Counterparty has not and, during the Hedge Period or Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction, will not enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Hedge Period, Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Hedge Period, Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Termination Date or extension of the Settlement Valuation Period pursuant to Valuation Disruption above, Counterparty shall promptly amend such transaction to avoid any such overlap.

                (II) In addition to the representations, warranties and covenants in the Agreement, GS&Co. represents, warrants and covenants to Counterparty that:

                (a) with respect to purchases of Shares by GS&Co. in connection with any Transaction during the Valuation Period for such Transaction (other than any purchases made by GS&Co. in connection with dynamic hedge adjustments of GS&Co.'s exposure to any Transaction as a result of any equity optionality contained in such Transaction), GS&Co. will use good faith efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond GS&Co.'s control; and

                (b) for the avoidance of doubt, GS&Co. has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information.

5.     Regulatory Disruption. In the event that GS&Co. concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Hedge Period, the Calculation Period or, if applicable, the Settlement Valuation Period, GS&Co. may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred on such Scheduled Trading Day. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.'s election.

6.     10b5-1 Plan.

                (a) Counterparty represents, warrants and covenants to GS&Co. that Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act ("Rule 10b5-1") or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. The parties agree that (i) it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and (ii) each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

                (b) Counterparty will not seek to control or influence GS&Co.'s decision to make any "purchases or sales" (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.'s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.

                (c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a "plan" as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7.     Counterparty Purchases.

                Counterparty (or any "affiliated purchaser" as defined in Rule 10b-18 under the Exchange Act ("Rule 10b-18")) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedge Period or Relevant Period or, if applicable, Settlement Valuation Period, except through GS&Co. However, the foregoing shall not limit Counterparty's ability (or the ability of any "agent independent of the issuer" (as defined in Rule 10b-18)), pursuant to any plan (as defined in Rule 10b-18) of Counterparty, to re-acquire Shares in connection with any equity transaction related to such plan or to limit Counterparty's ability to withhold Shares to cover tax liabilities associated with such equity transactions or otherwise restrict Counterparty's ability to repurchase Shares under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as any re-acquisition, withholding or repurchase does not constitute a "Rule 10b-18 purchase" (as defined in Rule 10b-18).

8.     Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

                (a) Counterparty agrees that it:

                (i) shall prior to the opening of the regular trading session on the Exchange for the Shares on any day during any Valuation Period on which Counterparty makes, or expects to be made any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

                (ii) shall promptly notify GS&Co. following any such announcement that such announcement has been made; and

                (iii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide GS&Co. with written notice specifying (i) Counterparty's average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its actions in respect of such Merger Transaction must comply with the standards set forth in Section 6 above.

                (b) Upon the announcement of any Merger Transaction, the Calculation Agent in its commercially reasonable discretion may (i) make adjustments to the terms of any Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to GS&Co. prior to such announcement, including, without limitation, the Termination Date or the Forward Price Adjustment Amount, and/or suspend the Hedge Period, Calculation Period and/or any Settlement Valuation Period or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

                "Merger Transaction" means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

9.     Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if the words "not less than the Minimum Shares and" and ", but not below zero," were deleted from the definition thereof. If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

                (b) "Acquisition Transaction Announcement" means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

                (c) "Acquisition Transaction" means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to "100%" being replaced by "15%" and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction and (iv) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.     Acknowledgments. (a) The parties hereto intend for:

                        (i) each Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, a "swap agreement" as defined in Section 101(53B) of the Bankruptcy Code and a "forward contract" as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

                        (ii) the Agreement to be a "master netting agreement" as defined in Section 101(38A) of the Bankruptcy Code;

                        (iii) a party's right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a "contractual right" (as defined in the Bankruptcy Code); and

                        (iv) all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute "settlement payments" and "transfers" (as defined in the Bankruptcy Code).

                (b) Counterparty acknowledges that:

                        (i) during the term of any Transaction, GS&Co. and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish or adjust its hedge position with respect to such Transaction;

                        (ii) GS&Co. and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to any Transaction;

                        (iii) GS&Co. shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty's securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

                        (iv) any market activities of GS&Co. and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and
(v) each Transaction is a derivatives transaction in which it has granted GS&Co. an option; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

11.     Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

12.     Set-off. (a) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

"(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party ("X"), the other party ("Y") will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (but not any Affiliate of Y) owed to X (whether or not matured or contingent, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)."

                (b) Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts. "Equity Contract" means any transaction or instrument that does not convey to GS&Co. rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty's bankruptcy.

13.     Delivery of Shares. Notwithstanding anything to the contrary herein, GS&Co. may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an "Original Delivery Date") by making separate deliveries of Shares or such securities, as the case may be, at more than one times on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14.     Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a "Payment Amount"), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for GS&Co. to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an "Alternative Delivery Unit" and, the securities or property comprising such unit, "Alternative Delivery Property")) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by GS&Co., the prices at which GS&Co. purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.

15.     Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement GS&Co. may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14, such Shares or Alternative Delivery Property shall be delivered on a date selected by GS&Co as promptly as practicable.

16.     Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to GS&Co. an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero; provided that following an Acquisition Transaction Announcement, this Section 16 shall cease to apply.

17.     Claim in Bankruptcy. GS&Co. acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty's bankruptcy.

18.     General Obligations Law of New York. With respect to each Transaction, (i) this Master Confirmation, together with the related Supplemental Confirmation, as supplemented by the related Trade Notification, is a "qualified financial contract", as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the "General Obligations Law"); (ii) such Trade Notification constitutes a "confirmation in writing sufficient to indicate that a contract has been made between the parties" hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation, together with the related Supplemental Confirmation, constitutes a prior "written contract" as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and the related Supplemental Confirmation, as supplemented by the Trade Notification.

19.     Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

20.     Offices.

                (a) The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

                (b) The Office of Counterparty for each Transaction is: 1411 Broadway, New York, New York 10018.

21.     Arbitration. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification are subject to the following arbitration provisions:

                (a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

                (b) Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.

                (c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

                (d) The arbitrators do not have to explain the reason(s) for their award.

                (e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

                (f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

                (g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

                Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. ("NYSE") or NASD Dispute Resolution ("NASD-DR"), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

                No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

                Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein."

22.     Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

23.     Calculations in Writing. In connection with any calculation or computation required to be performed by GS&Co. (in whatever capacity GS&Co. may be acting), and in connection with any exercise of discretion granted to GS&Co. (in whatever capacity GS&Co. may be acting) to alter or amend the terms of this Master Confirmation or any related Supplemental Confirmation or Trade Confirmation, GS&Co. shall, at Counterparty's request, provide to Counterparty in writing a reasonably detailed presentation of such calculation or computation or a reasonably detailed description of the facts and circumstances surrounding GS&Co.'s exercise of such discretion and the affect on the terms of this Master Confirmation or such Supplemental Confirmation or Trade Confirmation of such exercise, as applicable.

                Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully, GOLDMAN, SACHS & CO. By: /s/ Debra Tageldein Authorized Signatory Name: Debra Tageldein Title: Vice President

Agreed and Accepted By:

JONES APPAREL GROUP, INC.

By: /s/ John T. McClain
Name: John T. McClain
Title: Chief Financial Officer

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Jones Apparel Group, Inc. 1411 Broadway New York, New York 10018
From:	Goldman, Sachs & Co.
Subject:	Collared Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[Insert Date]

        The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. ("GS&Co.") and Jones Apparel Group, Inc. ("Counterparty") (together, the "Contracting Parties") on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.     This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of September 6, 2007 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.     The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Hedge Period End Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	USD [ ]
Initial Shares:	[ ] Shares
Minimum Shares:	As set forth in the Trade Notification, to be a number of shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.
Maximum Shares:	As set for in the Trade Notification, to be a number of shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.
Ordinary Dividend Amount:	For any calendar quarter, USD [ ]
Additional Relevant Days:	The [__] Exchange Business Days immediately following the Calculation Period.

3.     Counterparty represents and warrants to GS&Co. that neither it nor any "affiliated purchaser" (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4.     This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

        Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO. By: _____________________________ Authorized Signatory

Agreed and Accepted By:

JONES APPAREL GROUP, INC.

By:  __________________________
Name:
Title:

SCHEDULE B

TRADE NOTIFICATION

To:	Jones Apparel Group, Inc. 1411 Broadway New York, New York 10018
From:	Goldman, Sachs & Co.
Subject:	Collared Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[Insert Date]

        The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. ("GS&Co.") and Jones Apparel Group, Inc. ("Counterparty") (together, the "Contracting Parties") on the Trade Date specified below.

        This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [Insert Date of Supplemental Confirmation] (the "Supplemental Confirmation") between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of September 6, 2007 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time.

Hedge Completion Date:	[ ]
Calculation Period Start Date:	[ ]
Hedge Period Reference Price:	USD [ ]
Minimum Shares:	[ ]
Maximum Shares:	[ ]

Yours sincerely, GOLDMAN, SACHS & CO. By: ________________________________ Authorized Signatory

B-1

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

        1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD
Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word "Physical" in the sixth line thereof and replacing it with the words "Net Share" and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to GS&Co. in writing on the date it notifies GS&Co. of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty
Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the Accelerated Termination Date, as the case may be.
Default Settlement Method:	Cash Settlement
Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.
Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Settlement Valuation Period:	A number of Scheduled Trading Days selected by GS&Co. in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the Termination Date.
Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

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        2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the "Registered Settlement Shares"), or a number of Shares not satisfying such conditions (the "Unregistered Settlement Shares"), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares' value based on the value thereof to GS&Co. (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as reasonably determined by the Calculation Agent.

        3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

                (a) a registration statement covering public resale of the Registered Settlement Shares by GS&Co. (the "Registration Statement") shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the "Prospectus") shall have been delivered to GS&Co., in such quantities as GS&Co. shall reasonably have requested, on or prior to the date of delivery;

                (b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to GS&Co.;

                (c) as of or prior to the date of delivery, GS&Co. and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of comparable issuers and the results of such investigation are satisfactory to GS&Co., in its reasonable discretion; and

                (d) as of the date of delivery, an agreement (the "Underwriting Agreement") shall have been entered into between Counterparty and GS&Co. in connection with the public resale of the Registered Settlement Shares by GS&Co. substantially similar to underwriting agreements customary for underwritten offerings of equity securities by Counterparty, in form and substance reasonably satisfactory to GS&Co., which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates.

        4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

                (a) all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

                (b) as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of comparable issuers (including, without limitation, the right to have made available to them for inspection all pertinent financial and other records, pertinent corporate documents and other information reasonably requested by them); and

                (c) as of the date of delivery, Counterparty shall enter into an agreement (a "Private Placement Agreement") with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities by Counterparty, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates, and shall provide for the payment by Counterparty of all out-of-pocket fees and expenses in connection with such resale, including all fees and expenses of counsel for GS&Co., and shall contain representations, warranties and agreements of

2

Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

        5. GS&Co., itself or through an affiliate (the "Selling Agent") or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the "Settlement Shares") delivered by Counterparty to GS&Co. pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by GS&Co., is equal to the absolute value of the Forward Cash Settlement Amount (such date, the "Final Resale Date"). If the proceeds of any sale(s) made by GS&Co., the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the "Net Proceeds") exceed the absolute value of the Forward Cash Settlement Amount, GS&Co. will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, GS&Co. shall return to Counterparty on that date such unsold Shares.

        6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the "Shortfall" and the date on which such determination is made, the "Deficiency Determination Date"), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the "Makewhole Notice Date") deliver to GS&Co., through the Selling Agent, a notice of Counterparty's election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) New York Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to GS&Co. additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the "Makewhole Shares"), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by GS&Co. in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to GS&Co. further Makewhole Shares until such Shortfall has been reduced to zero.

        7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the "Capped Number"). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A - B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

3

        "Reserved Shares" means initially, 20,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

4